NETWORK-1 SECURITY SOLUTIONS, INC.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143710

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated September 30, 2008)

This is a prospectus supplement to our prospectus dated September 30, 2008 (the “Prospectus”) relating to the resale from time to time by selling stockholders of up to 9,655,949 shares of our common stock, including shares issuable upon exercise of outstanding warrants and options.  On March 17, 2009, we filed with the Securities and Exchange Commission a Current Report on Form 8-K.  The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk.  You should carefully consider the “Risk Factors” referenced on page 5 of the Prospectus in determining whether to purchase the common stock.

The date of this prospectus supplement is March 17, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_______________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2009

Network-1 Security Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14896	11-3027591
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

445 Park Avenue, Suite 1018, New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 829-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁭  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On March 11, 2009 the Board of Directors of Network-1 Security Solutions, Inc. (the “Company”) approved the following adjustments to the exercise prices and terms of certain of its outstanding options and warrants as follows:

(i)
the exercise prices of certain outstanding compensatory options and warrants issued to officers, directors, consultants and others, to purchase an aggregate of 5,029,945 shares of common stock were adjusted to an exercise price of $0.68 per share (closing price of the Company’s common stock on March 11, 2009);

(ii)
the exercise price of outstanding warrants to purchase an aggregate of 473,750 shares of common stock, issued as part of the Company’s private placement completed in December 2004/January 2005, which exercise price is scheduled to increase to $2.00 per share on March 31, 2009 (from $1.75 per share)  adjusted to an exercise price of $1.75 for the remaining exercise period of such warrants (May 21, 2010), subject to the adjustment set forth in item (iv) below;

(iii)
the exercise price of warrants to purchase an aggregate of 1,666,667 shares of common stock, at an exercise price of $2.00 per share, which warrants were issued as part of the Company’s private placement completed in April 2007, were adjusted to an exercise price of $1.75 per share for the remaining exercise period of such warrants (April 16, 2012), subject to the adjustments set forth in item (iv) below; and

(iv)
in the event that any holders of the above referenced outstanding warrants, issued as part of the December 2004/January 2005 or the April 2007 private placements, exercise such warrants at anytime up to and including December 31, 2009, the exercise price of all such warrants shall adjust to $1.25 per share.

As a result of the aforementioned exercise price adjustments, the average exercise price of all of the Company’s outstanding options and warrants (12,160,882 shares) decreased from $1.21 per share of common stock to $.90 per share of common stock.  In the event of exercise of all outstanding options and warrants, proceeds from such exercise would decrease from $14.8 million to $11 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK-1 SECURITY SOLUTIONS, INC.

Dated: March 17, 2009	By:	/s/ Corey M. Horowitz
Name: Corey M. Horowitz
Title: Chairman and Chief Executive Officer